EXHIBIT 99.1

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

Diamondhead Casino Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Diamondhead Casino Corporation and Subsidiaries (“the Company”)as of December 31, 2016 and 2015, and the related consolidated statements of (loss) income, changes in stockholders’ deficiency, and cash flows for each of the years in the two-year period ended December 31, 2016. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company has incurred significant recurring net losses over the past several years. In addition, the Company has no operations, except for its efforts to develop the Diamondhead, Mississippi property. Such efforts may not contribute to the Company’s cash flows for the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continued existence is dependent upon its ability to raise the necessary capital with which to satisfy liabilities, fund future costs and expenses and develop the Diamondhead, Mississippi property. Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Friedman LLP

New York, New York

April 14, 2017

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS

Current assets
Cash	$17,606	$15,655
Other current assets	352	498
Total current assets	17,958	16,153

Land held for development (Note 3)	5,476,097	5,476,097

Deferred financing costs (net of amortization of $93,918 in 2016 and $56,218 in 2015)	107,182	144,882
Other assets	80	80

	$5,601,317	$5,637,212

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities
Notes and line of credit payable (Note 5)	$1,962,500	$1,962,500
Debenture payable (net of unamortized discount of $45,252 in 2016 and $47,703 in 2015) (Note 7)	4,748	2,297
Convertible debentures payable (net of unamortized discount of $1,662,041 in 2016 and $1,733,157 in 2015) (Note 7)	137,959	66,843
Derivative liability (Note 7)	2,030,289	1,704,570
Accounts payable and accrued expenses due related parties (Note 4)	2,772,164	2,204,545
Accounts payable and accrued expenses – other (Note 4)	2,012,526	1,867,867
Total current liabilities	8,920,186	7,808,622

Notes payable due related parties (Note 6)	115,000	-
Notes payable due others (Note 6)	22,500	-

Total liabilities	9,057,686	7,808,622

Commitments and contingencies (Notes 3 and 12)

Stockholders’ deficiency (Note 9)
Preferred stock, $.01 par value; shares authorized 5,000,000, outstanding 2,086,000 in 2016 and 2015 (aggregate liquidation preference of $2,519,080 in 2016 and 2015).	20,860	20,860
Common stock, $.001 par value; shares authorized 50,000,000, Issued: 39,052,472 in 2016 and 2015, outstanding: 36,297,576 in 2016 and 2015.	39,052	39,052
Additional paid-in capital	35,643,373	35,757,201
Unearned ESOP shares	(3,320,875)	(3,439,476)
Accumulated deficit	(35,693,268)	(34,408,309)
Treasury stock, at cost, 527,616 shares at December 31, 2016 and 448,071 shares at December 31, 2015	(145,511)	(140,738)

Total stockholders’ deficiency	(3,456,369)	(2,171,410)

	$5,601,317	$5,637,212

See the accompanying notes to these consolidated financial statements.

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

YEARS ENDED DECEMBER 31,

	2016	2015
COSTS AND EXPENSES
Administrative and general	$665,610	$1,085,170
Stock-based compensation	-	295,222
Amortization	37,700	37,700
Other	72,039	68,223

	775,349	1,486,315

OTHER (EXPENSE) INCOME
Proceeds from litigation settlement	150,000	-
Reversal of previously accrued DOL penalties	253,281	-
Amortization of debt discount	(73,567)	(46,886)
Interest expense	(412,005)	(361,620)
Change in fair value of derivative liability	(325,719)	2,049,663

	(408,010)	1,641,157

NET (LOSS) INCOME	(1,183,359)	154,842

PREFERRED STOCK DIVIDENDS	(101,600)	(101,600)

NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(1,284,959)	$53,242

Net (loss) earnings per common share, basic	$(.035)	$.001

Net (loss) earnings per common share, fully diluted	$(.035)	$.001

Weighted average number of common shares outstanding, basic	36,297,575	36,297,575

Weighted average number of common shares outstanding, fully diluted	36,297,575	44,248,659

See the accompanying notes to these consolidated financial statements.

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

YEARS ENDED DECEMBER 31,

	2016	2015
Preferred Stock
Balance January 1	$20,860	$20,860
Balance December 31	$20,860	$20,860

Common Stock
Balance January 1	$39,052	$39,052
Balance December 31	$39,052	$39,052

Additional Paid-In Capital
Balance January 1	$35,757,201	$35,568,649
Stock-based awards	-	295,222
ESOP defaulted shares	(113,828)	(106,670)
Balance December 31	$35,643,373	$35,757,201

Unearned ESOP Shares
Balance January 1	$(3,439,476)	$(3,558,078)
Shares acquired from ESOP	118,601	118,602
Balance December 31	$(3,320,875)	$(3,439,476)

Accumulated Deficit
Balance January 1	$(34,408,309)	$(34,461,551)
Preferred stock dividends	(101,600)	(101,600)
Net (loss) income for year	(1,183,359)	154,842
Balance December 31	$(35,693,268)	$(34,408,309)

Treasury Stock
Balance January 1	$(140,738)	$(128,806)
Shares acquired from ESOP	(4,773	(37,625)
Balance December 31	$(145,511)	$(140,738)

Total Stockholders’ Deficiency	$(3,456,369)	$(2,171,410)

See the accompanying notes to these consolidated financial statements

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	2016	2015
OPERATING ACTIVITIES
Net (loss) income	$(1,183,359)	$154,842
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Amortization	37,700	37,700
Change in fair value of derivative liability	325,719	(2,049,663)
Amortization of debt discount	73,567	46,886
Stock-based compensation	-	295,222
Change in assets and liabilities:
Other assets	146	36,157
Accounts payable and accrued expenses	610,678	666,333
Net cash used in operating activities	(135,549)	(812,523)

FINANCING ACTIVITIES
Proceeds from notes payable issued to related parties	115,000	-
Proceeds from notes payable issued to others	22,500	-
Proceeds from short term note	2,946	-
Payment of short term note	(2,946)	(14,905)
Proceeds from non-interest bearing advances from related parties	15,000	-
Payment of non-interest bearing advances from related parties	(15,000)	-
Net cash provided by (used in) financing activities	137,500	(14,905)

Net increase (decrease) in cash	1,951	(827,428)
Cash beginning of year	15,655	843,083
Cash end of year	$17,606	$15,655

Cash paid for interest	$684	$10,835

Non-cash financing activities:
Warrants included in deferred financing costs	$25,100	$25,100

Unpaid preferred stock dividends included in accounts payable and accrued expenses	$558,800	$457,200

See the accompanying notes to these consolidated financial statements.

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business

Diamondhead Casino Corporation and Subsidiaries (the “Company”) owns a total of approximately 404.5 acres of unimproved land in Diamondhead, Mississippi on which it plans, in conjunction with one or more partners, to construct a casino resort and hotel and associated amenities. The Company was originally formed to principally own, operate and promote gaming vessels offering day and evening cruises in international waters.

The Company's Common Stock had been registered with the Securities and Exchange Commission and traded on the over-the-counter  market under the symbol “DHCC”. The Company's stock registration was revoked effective September 4, 2014, at which time the Company's Common Stock ceased trading in the public market. On March 31, 2015, the Company filed a registration statement on Form 10 to again register its stock with the SEC. The registration became effective May 30, 2015. On or about October 26, 2015, the Company's Common Stock began trading again under the symbol "DHCC".

Note 2. Liquidity and Going Concern

These consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses over the past several years, has no operations, generates no operating revenues, and as reflected in the accompanying consolidated financial statements, incurred a net loss applicable to common stockholders of $1,284,959 for the year ended December 31, 2016 and net income applicable to common shareholder of $53,242 for the year ended December 31, 2015. Material to those results was a charge for the increase in the fair value of a derivative liability in the amount of $325,719 which eroded the results for 2016, while in 2015 the Company’s recorded a decrease in the fair value of the derivative in the amount of $2,049,663 which benefited the reported net income applicable to common stockholders.

The Company has had no operations since it ended its gambling cruise ship operations in 2000. Since that time, the Company has concentrated its efforts on the development of its Diamondhead, Mississippi property. That development is dependent upon the Company obtaining the necessary capital, through either equity and/or debt financing, unilaterally or in conjunction with one or more partners, to master plan, design, obtain permits for, construct, open, and operate a casino resort.

In the past, in order to raise capital to continue to pay on-going costs and expenses, the Company has borrowed funds, through Private Placements of convertible instruments as well as other secured notes which are more fully described in Notes 5, 6 and 7 to these consolidated financial statements. Some of these instruments are past due for payment of both principle and interest under their terms. In addition, at December 31, 2016, the Company had $4,784,690 of accounts payable and accrued expense and only $17,606 cash on hand.

The above conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Diamondhead Casino Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the 2015 financial statements to conform to the consolidated 2016 financial statements presentation. These reclassifications had no effect on net earnings or cash flows as previously reported.

Land Held for Development

Land held for development is carried at cost. Costs directly related to site development, such as licensing, permitting, engineering, and other costs, are capitalized.

Land development costs, which have been capitalized, consist of the following:

Land under development	$4,934,323
Licenses	77,000
Engineering and costs associated with permitting	464,774

$5,476,097

Fair Value Measurements

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 820 “Fair Value Measurements” for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. The standard discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Input other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable input that reflects management’s own assumptions.

The table listed below provides a reconciliation of the beginning and ending net balances for the derivative liability measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2016 and 2015:

	2016	2015
Beginning balance	$1,704,570	$3,754,233

Total change in unrealized (appreciation) depreciation included in net assets	325,719	(2,049,663)

Ending balance	$2,030,289	$1,704,570

Sensitivity Analysis to Changes in Level 3 Assumptions

Significant inputs include the dates when required conditions are expected to be met under the conversion terms of the debentures, the underlying market cap due to borrowings and losses and discount for lack of marketability while in the delisted mode and reversed when the Company's stock became publicly listed again on or about October 26, 2015. In addition, use of different ranges of bond discount rates and changes in historical volatility rates would also result in a higher or lower fair value.

Current assets and current liabilities are financial instruments and management believes that their carrying amounts are reasonable estimates of their fair values due to their short term nature.

The convertible debentures and derivative liability approximate fair value based on Level 3 inputs, as further discussed in Note 7.

Long-Lived Assets

The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  Recoverability of long-lived assets is measured by comparing the carrying amount of the assets to the estimated undiscounted future cash flows projected to be generated by the assets. If such assets are considered impaired, the impairment to be recognized is measured by the amount the carrying value exceeds the fair value of such assets determined by appraisal, discounted cash flow projections, or other means. No impairment existed as of December 31, 2016.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (ESOP) covering substantially all employees with one or more years of service, financed by employer loans. The Company also established a trust called the Europa Cruises Corporation Employee Stock Ownership Plan Trust Agreement, to serve as the funding vehicle for the ESOP. Deborah A. Vitale is the sole Trustee of the Trust. Compensation expense was measured at the current market price of shares committed for release and such shares constitute outstanding shares for earnings per share computations.

As the loans are repaid, shares are released from the ESOP and allocated to qualified employees based upon the proportion of payments made during the year to the remaining amount of payments due on the loans through maturity. Dividends, if any, are treated as follows:

(1) stock dividends on shares allocated to participant accounts shall be credited to the participant account when paid; and (2) cash dividends on shares allocated to participant accounts shall, at the discretion of the Administrator, be credited to the participants’ Other Investment Account or be used to reduce the indebtedness to the Company, in which case, shares bearing an equal value to the cash dividend would be allocated to participant accounts. The Company has not paid any dividends on its common stock.

For the years 2011 through 2016, the Company elected to temporarily suspend contributions to the Plan, in accordance with the loan pledge agreement between the Company and the ESOP Trust. For each year in which there was no contribution to the Plan, the Plan returned the 79,545 shares, which would have been allocated to employees annually, to treasury.

Income Taxes

Under the asset and liability method of ASC Topic 740, “Accounting for Income Taxes,” deferred tax liabilities and assets are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of assets and liabilities. A valuation allowance is recorded to reflect the uncertainty of realization of deferred tax assets.

The Company follows the provisions of ASC Topic 740, “Accounting for Uncertainty in Income Taxes.” The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this standard, an entity may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The standard also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. The Company does not have a liability for unrecognized tax benefits.

The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2012. During the periods open to examination, the Company has net operating loss (“NOL”) carryforwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOL carryforwards may be utilized in future periods, they remain subject to examination until they expire.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2016 and 2015, the Company has no accrued interest or penalties related to uncertain tax positions.

Net Loss per Common Share

Basic earnings/(loss) per share is computed by dividing net income/(loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings/(loss) per share is calculated by using the weighted average number of common shares outstanding, plus other potentially dilutive securities. Common shares outstanding consist of issued shares, including allocated and committed shares held by the ESOP trust, less shares held in treasury. The dilutive securities below do not include 5,055,555 potentially Convertible Debentures since the requirements for possible conversion have not yet, and may never be, met.

The table below summarizes the components of potential dilutive securities at December 31, 2016 and 2015.

	December 31,	December 31,
Description	2016	2015

Convertible Preferred Stock	260,000	260,000
Options to Purchase Common Shares	3,415,000	3,440,000
Private Placement Warrants	1,061,500	1,661,500
Convertible Promissory Notes	1,925,000	1,925,000

Total	6,661,500	7,286,500

Stock Based Compensation

The Company follows the provisions of ASC Topic 718 “Compensation — Stock Compensation” which requires the measurement and recognition of compensation expense for all share-based payment awards either modified or granted to employees and directors based upon estimated fair values.  In the third quarter of 2015, the Board of Directors voted to extend the expiration date of a previously-awarded option to the President to purchase 750,000 shares of common stock at $0.30 per share from October 27, 2015 to March 13, 2018 and voted to extend the expiration date of a previously-awarded option to the President to purchase 75,000 shares of common stock at $0.75 per share from October 27, 2015 to March 13, 2018. In addition, in the third quarter of 2015, the Board of Directors voted to extend the expiration date of a previously-awarded option granted to the current Chairman to purchase 150,000 shares of common stock at $1.25 per share, from October 27, 2015 to March 13, 2018 and to extend the expiration date of a previously-awarded option to purchase common stock granted to a Director of the Company to purchase 75,000 shares of common stock at $0.75, from October 27, 2015 to March 13, 2018. The Company also extended the expiration date on options issued to former employees of the Company and an Honorary Director of the Company to purchase a combined total of 90,000 shares of common stock at $0.75 per share, from October 27, 2015 to March 13, 2018. No share-based awards were issued in 2016.

In determining the fair value of each option modified, the Black-Scholes option-pricing model, consistent with the provisions of ASC Topic 718, was used. The valuations were determined using the weighted-average assumptions of 0% dividend yield, expected volatility of 209% and risk-free interest rates ranging from 0.027 to 0.97%. This resulted in a charge to the statement of income (loss) in the amount of $295,222, decreasing the net income per share of common stock $0.008 for the year ending December 31, 2015.

Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company uses projected volatility rates, which are based upon historical volatility rates, trended into future years. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s options.

Recent Accounting Pronouncements

In November, 2016, the FASB issued ASU 2016-18, an amendment to ASC Topic 230, Statement of Cash Flows. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this Update are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company does not expect ASU 2016-18 to have a material effect on the Company’s results of operations and cash flows.

In October, 2016, the FASB issued ASU 2016-16, an amendment to ASC Topic 740, Income Taxes. The update improves the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Stakeholders submitted the idea for this project as part of the Board’s initiative to reduce complexity in accounting standards (the Simplification Initiative). The objective of the Simplification Initiative is to identify, evaluate, and improve areas of generally accepted accounting principles (GAAP) for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. Current GAAP prohibits the recognition of current and deferred income taxes. The update prescribes that an entity should recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Consequently, the amendments in this Update eliminate the exception for an intra-entity transfer of an asset other than inventory. Two common examples of assets included in the scope of this Update are intellectual property and property, plant, and equipment. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. The Company does not expect ASU 2016-16 to have a material effect on the Company’s results of operations and cash flows.

In August, 2016, the FASB issued ASU 2016-15, an amendment to ASC Topic 230, Statement of Cash Flows, Classification of Certain Cash Receipts and Cash Payments. The amendment addresses the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. This Update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company does not expect ASU 2016-15 to have a material effect on the Company’s results of operations and cash flows.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases, which requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the balance sheet. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. While the Company is still evaluating ASU 2016-02, the Company expects the adoption of ASU 2016-02 to have a material effect on the Company’s financial condition due to the recognition of the lease rights and obligations as assets and liabilities. The Company does not expect ASU 2016-02 to have a material effect on the Company’s results of operations and cash flows.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation and disclosure of financial statements. This guidance will be effective in the first quarter of fiscal year 2019 and early adoption is not permitted. The Company is currently evaluating the impact that this guidance will have on its consolidated financial statements.

The FASB released ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU includes multiple provisions intended to simplify various aspects of the accounting for share-based payments. While aimed at reducing the cost and complexity of the accounting for share-based payments, the amendments are expected to significantly impact net income, EPS, and the statement of cash flows. Implementation and administration may present challenges for companies with significant share-based payment activities. The ASU is effective for public companies in annual periods beginning after December 15, 2016, and interim periods within those years. The adoption of ASU 2016-09 did not have a material impact on the Company's consolidated financial statements.

Note 4. Accounts Payable and Accrued Expenses

The table below outlines the elements included in accounts payable and accrued expenses at December 31, 2016 and 2015:

	December 31,	December 31,
Description	2016	2015
Related Parties:
Accrued payroll due officers	1,769,711	1,469,711
Accrued interest due officers and directors	568,161	414,513
Accrued director fees	311,250	221,250
Base rents due to the President	76,826	49,622
Associated rental costs	28,908	32,141
Other	17,308	17,308

Total Related Parties	2,772,164	2,204,545

Non-Related Parties:
Accrued interest	1,220,516	962,842
Accrued dividends	558,800	457,200
Accrued fines and penalties	7,650	232,849
Other accounts payable and accrued expenses	225,560	214,976

Total Non-related Parties	2,012,526	1,867,867

Total accounts payable and accrued expenses	4,784,690	4,072,412

Note 5. Convertible Notes and Line of Credit

Line of Credit

On October 23, 2008, the Company entered into an agreement with an unrelated third party for an unsecured Line of Credit up to a maximum of $1,000,000. The Line of Credit provided for funds to be drawn as needed and carries an interest rate on amounts borrowed of 9% per annum originally payable quarterly based on the pro rata number of days outstanding. All funds originally advanced under the facility were due and payable by November 1, 2012. As an inducement to provide the facility, the lender was awarded an immediate option to purchase 50,000 shares of common stock of the Company at $1.75 per share. In addition, the lender received an option to purchase a maximum of 250,000 additional shares of common stock of the Company at $1.75 per share. The options expire following repayment in full by the Company of the amount borrowed.

As of December 31, 2009, the Company had borrowed all of the $1,000,000 available to it under the Line of Credit. Interest on this debt incurred prior to June 30, 2009 has been paid in full. The Company was unable to satisfy the principal obligation of $1,000,000 by the due date of November 1, 2012 or any interest which accrued on the obligation after June 30, 2009 and is in default under the repayment terms of the note.

Convertible Notes and Warrants

Pursuant to a Private Placement Memorandum dated March 1, 2010, the Company offered Units consisting of a two year unsecured, convertible promissory note in the principal amount of $25,000 with interest at 12% per annum, together with a five year Warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The Promissory Note is convertible into 50,000 shares of common stock of the Company immediately upon issuance at the option of the investor. Interest on the notes was originally payable either in cash or common stock at the option of the Company. However, interest is now  required to be paid in cash. The Company ultimately accepted subscriptions totaling $450,000 from unrelated subscribers and an additional $25,000 for one Unit purchased by a Director of the Company. The five-year Warrants issued in connection with the Units have expired.

Pursuant to an additional Private Placement Memorandum dated October 25, 2010, the Company offered Units consisting of a two year unsecured, convertible promissory note in the principal amount of $25,000 together with a five year Warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The Promissory Notes bear interest at 9% per annum and are convertible into 50,000 shares of common stock of the Company. Interest on the notes was originally payable in either cash or common stock at the option of the Company. However, interest is now required to be paid in cash. The Company accepted subscriptions totaling $512,500 from unrelated accredited investors. On July 2, 2011, the Company redeemed a note in the principal amount of $25,000 by issuing 50,000 shares of common stock. The five-year Warrants issued in connection with the Units have expired.

The Convertible Notes issued via the Private Placements discussed above total $962,500 in aggregate and became due and payable beginning in March 2012 and extending at various dates through June 2013. As of the date of the filing of this report, all of the aforementioned debt obligations remain unpaid and in default under the repayment terms of the notes.

The table below summarizes the Company’s notes payable at December 31, 2016 and 2015:

Gross Amount
Loan Facility	Owed

Line of Credit	$1,000,000

Private Placements:
March 1, 2010	475,000
October 25, 2010	487,500

Total Private Placements	962,500

Total Note Payable	$1,962,500

Note 6. Notes Payable

In the first four months of 2016, the Company received cash advances totaling $47,500 from seven lenders which included $25,000 from three current Directors of the Company:  Proceeds from the cash advances were earmarked for the payment of accounting and auditing fees and other expenses required to file the Company's Form 10-Q. On August 25, 2016, the Company issued a Note to the foregoing lenders which bears interest at 8% per annum, with a full year of interest accruing in any year in which the advance remains unpaid, and matures four years from the date of issuance.

In the third quarter of 2016, the Chairman of the Board of Directors of the Company loaned the Company an additional $90,000. On August 25, 2016, the Company issued a Note to the Chairman of the Board. The Note bears interest at 14% per annum effective August 1, 2016 and matures four years from the date of issuance. The proceeds of the loan were used for the payment of Mississippi property taxes, and auditing, accounting and other corporate expenses.

The principal due under the foregoing loans totals $137,500. The Company has filed a second lien on its Mississippi property in favor of the note holders to secure both principle and interest in the maximum amount of $250,000. The lien is second to the existing first lien on the Mississippi property in the amount of $3.85 million. The first lien is held by holders of previously-issued convertible and non-convertible Debentures ($1.85 million) and certain executives and directors ($2 million), as outlined in Note 12.

The table below summarizes the Company’s long term notes payable as of December 31, 2016:

December 31, 2016
	Gross Amount	Amount Due Related	Amount Due
Loan Facility	Owed	Parties	Others

4 Year 8% secured note	$ 47,500	$ 25,000	$ 22,500

4 Year 14% secured note	90,000	90,000	-

Total	$ 137,500	$ 115,000	$ 22,500

Note 7. Convertible Debentures and Derivative Liability

Pursuant to a Private Placement Memorandum dated February 14, 2014 (the "Private Placement"), the Company offered up to a maximum of $3,000,000 of Collateralized Convertible Senior Debentures to accredited or institutional investors. The Offering was conducted contingent on the deposit into Escrow of the purchase price for all of the Debentures offered in the principal amount of $3,000,000. The Debentures, once issued, bear interest at 4% per annum after 180 days, mature six years from the date of issuance, and are secured by a lien on the Company’s Mississippi property. The debentures were offered in three tranches as follows:

(a)  $1,000,000 of First Tranche Collateralized Convertible Senior Debentures convertible into an aggregate of 3,333,333 shares of Common Stock of the Company at a conversion price of $ .30 per share (the “First Tranche Debentures”);

(b)  $1,000,000 of Second Tranche Collateralized Convertible Senior Debentures, convertible into an aggregate of 2,222,222 shares of Common Stock of the Company at a conversion price of $ .45 per share (the “Second Tranche Debentures”); and

(c)  $1,000,000 of Third Tranche Collateralized Convertible Senior Debentures, convertible into either 1,818,182 shares of Common Stock or 1,333,333 shares of Common Stock of the Company, at a conversion price of $ .55 or $ .75 per share depending upon certain conditions described in the Private Placement Memorandum (the “Third Tranche Debentures”).

On March 31, 2014, the First Closing occurred when subscriptions in the amount of $3,000,000 were received in Escrow and accepted by the Company. The Escrow Agent released $1,000,000 to the Company and the Company issued First Tranche Debentures in the aggregate principle amount of $1,000,000.

The Company's stock registration was revoked effective September 4, 2014. Therefore, on December 4, 2014, the Company extended offers to the investors to amend the Private Placement. The Company offered to amend certain terms and conditions, including the conversion terms of the First Tranche Debentures, which were issued on March 31, 2014 (“Amendment I”). The Company separately offered to amend certain terms and conditions, including those relating to issuance and conversion of the Second and Third Tranche Debentures, as well as the period of time within which to perform the Third Tranche Closing Obligations, as amended (“Amendment II”).

On December 31, 2014, investors who had purchased $950,000 of First Tranche Debentures consented to the amended conversion terms of Amendment I. The remaining Debenture in the amount of $50,000 remains as originally issued with no conversion rights. Thus, the First Tranche Debentures can be converted into a total of 3,166,666 shares of common stock. On December 31, 2014, the Second Closing occurred when investors representing $850,000 of Second Tranche Debentures consented to Amendment II.  The Escrow Agent released $850,000 to the Company and the Company issued Second Tranche Debentures in the aggregate principle amount of $850,000. Thus, the Second Tranche Debentures can be converted into 1,888,889 shares of common stock. The Escrow Agent refunded $300,000 to those investors who did not consent to Amendment II.

The Company did not meet the closing obligations for the Third Tranche Debentures as of June 30, 2015, as was required, pursuant to the terms of the Private Placement, as amended. Therefore, the remaining $850,000 being held in escrow for the purchase of the Third Tranche Debentures was returned to the investors in July 2015.

For purposes of determining the proper accounting treatment and valuation of the instruments, the Company applied the provisions set forth in ASC Topic 820, "Fair Value in Financial Instruments" and ASC Topic 815, "Accounting for Derivative Instruments and Hedging Activities."  Since the Notes issued have derivative features, the embedded derivatives should be bundled and valued as a single, compound embedded derivative, bifurcated from the debt host and treated as a liability. In addition, the valuation is required to be conducted for each reporting period the instrument was in existence.

As previously noted, the Company’s stock registration was revoked effective September 4, 2014. Therefore, the Company engaged an independent valuation expert to determine the fair value of its shares of common stock for each quarter beginning with the quarter ended September 30, 2014 through the quarter ended September 30, 2015. For those periods, the fair value was estimated by adjusting the most recent market price by changes in the underlying market cap due to changes in the value of net assets and applying a discount for lack of marketability inasmuch as the stock was not trading. The stock began to trade again on or about October 26, 2015 and, therefore, the closing price of the stock was used in the valuation at December 31, 2016 and 2015. Monte Carlo models were developed to value the derivative liability within the Notes using a volatility rate, based on comparable companies, of 179% at December 31, 2016 and 132% at December 31, 2015, and using discount bond rates based on the expected remaining term of each instrument of 5.26% at December 31, 2016 and ranging rates of 6.45% to 7.07% at December 31, 2015. The calculation also took into consideration conversion requirements, exclusive of stock price, which were met for Tranche 1 as of September 30, 2016 and expected to be met by October 24, 2017 for Tranche 2.

The estimated fair value for the derivative liability relating to each Debenture at the balance sheet dates is as follows:

	December 31, 2016	December 31, 2015

Tranche 1	$ 1,008,068	$ 893,731
Tranche 2	1,022,221	810,839

Derivative Liability	$ 2,030,289	$ 1,704,570

At the initial valuation date of each Tranche, a portion of the derivative liability was allocated to the Convertible Debentures as debt discount, with the remainder being recorded as other income/expense. At March 31, 2014, the initial valuation of First Tranche Debentures, $1,000,000, was allocated to debt discount and at December 31, 2014, the initial valuation of Second Tranche Debentures, $850,000, was allocated to debt discount. The debt discount is subsequently amortized to expense using an effective interest methodology. Amortization of debt discount amounted to $71,116 and $45,702 for Convertible Debentures and $2,451 and $1,184 for the non-convertible Debenture for the years ended December 31, 2016 and 2015 respectively. The Company recorded an increase in the derivative liability of $325,719 and a decrease in the derivative liability of $2,049,663 associated with the change in fair value of the derivatives for the years ended December 31, 2016 and 2015, respectively.

When originally issued, in the event the Company failed to meet the conditions for conversion of the Debentures, the First Tranche Convertible Debentures, which total $950,000, would have been due on March 31, 2020 and the Second Tranche Convertible Debentures, which total $850,000, would have been due December 31, 2020. The sole remaining non-convertible Debenture in the amount of $50,000 would have been due March 31, 2020.  However, the Company is in default with respect to interest payments due under the Debentures.

On October 25, 2016, seven Debenture holders representing $1,400,000 of the $1,850,000 issued, filed a Complaint against the Company in the United States District Court for the District of Delaware for monies due and owing pursuant to their Collateralized Convertible Senior Debentures issued on March 31, 2014 and December 31, 2014. The plaintiffs are seeking $1.4 million, plus interest from January 1, 2015, together with costs and fees.  The Company was served with the Complaint on October 31, 2016. On November 21, 2016, the Company filed a motion to dismiss for lack of subject matter jurisdiction due to failure to plead diversity. On February 21, 2017, the plaintiffs filed a motion for leave to amend their complaint based upon declarations of citizenship previously filed with the court.

Note 8.  Related Party Transactions

The President of the Company is owed deferred salary in the amount of $1,566,996 and the Vice President and current Director of the Company is owed deferred salary in the amount of $121,140 as of December 31, 2016. On October 12, 2012 the Board of Directors approved a motion to pay these individuals interest on their deferred compensation retroactive to the outstanding amounts due beginning in 2010 through the date of actual payment. Accrued interest through December 31, 2016 and 2015 amounted to $520,342 and $382,976, respectively.

Effective September 1, 2011, the Company entered into a month-to-month lease with the President and then-Chairman of the Board of Directors of the Company, for office space in a furnished and fully equipped townhouse office building owned by the President in Alexandria, Virginia. The lease calls for monthly base rent in the amount of $4,534 and payment of associated costs of insurance, real estate taxes, expenses and utilities. Rent expense associated with this lease amounted to base rent in the amount of $54,408 and associated rental costs of $12,743 for a total of $67,151 for the year ended December 31, 2016 and base rent in the amount of $54,408 and associated rental costs of $12,983 for a total of $67,391 for the year ended December 31, 2015. In 2016, the Company paid for six months base rent in the amount of $27,204. The remaining base rent due, in the amount of $27,204, was accrued. In 2015, the Company paid $45,340 for base rent due of $54,408 for the year 2015 with the remaining amount accrued.

Effective January 1, 2013, the directors of the Company are compensated at a rate of $15,000 per annum. Each Director is eligible for an annual payment in the amount of $15,000 as long as they remain a Director through December 31 of the applicable year, absent death or incapacitation. The annual payment to new directors is  prorated based upon months served in their initial year as a Director.

The Company has been unable to pay directors’ fees to date. As of December 31, 2016 and 2015 a total of $311,250 and $221,250 respectively, was due and owing to the Company’s directors. Directors have previously been compensated and may, in the future, be compensated for their services with Common Stock or options to purchase Common Stock of the Company. Directors are reimbursed for expenses incurred in attending meetings. Directors may be paid a consulting fee for services performed outside the scope of their directorship.

In June of 2016, the Company paid a Director $15,000 in connection with his efforts associated with certain litigation which resulted in the Company collecting net settlement proceeds of $150,000 in the second quarter of 2016.

Note 9.  Stockholders’ Equity

At December 31, 2016 and 2015, the Company had a stock option plan and non-plan options, which are described below.

Non-Plan Stock Options

In August of 2016, options to purchase 25,000 of common stock at a price of $0.75 per share previously issued to an honorary Director of the Company, expired.

In the third quarter of 2015, the Board of Directors voted to extend the expiration date of a previously-awarded option to the President to purchase 750,000 shares of common stock at $0.30 per share from October 27, 2015 to March 13, 2018 and voted to extend the expiration date of a previously-awarded option to the President to purchase 75,000 shares of common stock at $0.75 per share from October 27, 2015 to March 13, 2018. In addition, in the third quarter of 2015, the Board of Directors voted to extend the expiration date of a previously-awarded option granted to the current Chairman to purchase 150,000 shares of common stock at $1.25 per share, from October 27, 2015 to March 13, 2018 and to extend the expiration date of a previously-awarded option to purchase common stock granted to a Director of the Company to purchase 75,000 shares of common stock at $0.75, from October 27, 2015 to March 13, 2018. The Company also extended the expiration date on options issued to former employees of the Company and an Honorary Director of the Company to purchase a combined total of 90,000 shares of common stock at $0.75 per share, from October 27, 2015 to March 13, 2018.

Stock Option Plan

On December 19, 1988, the Company adopted a stock option plan (the “Plan”) for its officers and management personnel under which options could be granted to purchase up to 1,000,000 shares of the Company’s common stock. Accordingly, the Company reserved 1,000,000 shares for issuance under the Plan. The exercise price may not be less than 100% of the market value of the shares on the date of the grant. The options expire within ten years from the date of grant. At December 31, 2016, no options from this plan were issued or exercised.

Summary of Stock Options

A summary of the status of the Company’s fixed Plan and non-plan options as of December 31, 2016 and 2015, and changes during the years ended December 31, 2016 and 2015 is presented below.

	December 31, 2016		December 31, 2015
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	3,440,000	$.44	3,440,000	$.44
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	25,000.75		-	-
Outstanding at end of year	3,415,000	$.34	3,440,000	$.44
Options exercisable at year-end	3,415,000		3,440,000
Weighted-average fair value of options granted during the year		$ .00		$.00

The following tables summarize information about stock options outstanding and exercisable at December 31, 2016 and 2015:

December 31, 2016

	Options Outstanding			Options Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/16	Life (Yrs.)	Price	12/31/16	Price

$.19	2,000,000	1.20	$.19	2,000,000	$.19
$.30	750,000	1.20	.30	750,000.30
$.75	215,000	1.20	.75	215,000.75
$1.25	150,000	1.20	1.25	150,000	1.25
$1.75	300,000	(a)	1.75	300,000	1.75
	3,415,000			3,415,000

December 31, 2015

	Options Outstanding			Options Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/15	Life (Yrs.)	Price	12/31/15	Price

$.19	2,000,000	2.20	$.19	2,000,000	$.19
$.30	750,000	2.20	.30	750,000.30
$.75	240,000	2.20	.75	240,000.75
$1.25	150,000	2.20	1.25	150,000	1.25
$1.75	300,000	(a)	1.75	300,000	1.75
	3,440,000			3,440,000

(a) These options expire upon payment in full of an outstanding note payable with an original due date of November 1, 2012. The note payable remains outstanding at December 31, 2016 and 2015.

Warrants

The Company has previously issued warrants to purchase shares of the Company’s common stock in conjunction with convertible promissory notes issued in private placements dated March 25, 2010 and October 25, 2010. The Company also issued warrants in conjunction with a private placement of shares of the Company’s common stock dated July 1, 2012.

A summary of the status of the Company’s outstanding warrants as of December 31, 2016 and 2015, and changes during the years ended on December 31, 2016 and 2015 is presented below.

	December 31, 2016		December 31, 2015
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	1,661,500	$.525	3,036,500	$.740
Granted	-		-
Exercised	-		-
Expired	600,000	1.000	1,375,000	1.000
Outstanding at end of year	1,061,500	$.256	1,661,500	$.525
Warrants exercisable at year-end	1,061,500		1,661,500
Weighted-average fair value of warrants granted during the year		$0		$ 0

The following tables summarize information about warrants outstanding and exercisable at December 31, 2016 and 2015:

December 31, 2016

	Warrants Outstanding			Warrants Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/16	Life (Yrs.)	Price	12/31/16	Price

$.25	1,011,500.82		.25	1,011,500.25
$.30	25,000.25		.30	25,000.30
$.45	25,000	1.00	.45	25,000.45
	1,061,500			1,061,500

December 31, 2015

	Warrants Outstanding			Warrants Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/15	Life (Yrs.)	Price	12/31/15	Price

$.25	1,011,500	1.82	.25	1,011,500.25
$.30	25,000	1.25	.30	25,000.30
$.45	25,000	2.00	.45	25,000.45
$1.00	600,000.11		1.00	600,000	1.00
	1,661,500			1,661,500

Preferred Stock

Series S Preferred Stock

On June 14, 1993, the Company issued 926,000 shares of $.01 par value Series S Voting, Non-Convertible Preferred Stock to Austroinvest International, Inc. in exchange for proceeds of $1,000,080. The Company is required to pay quarterly cumulative dividends of three percent per annum on these shares.

These shares may be redeemed at the option of the Company at $1.08 per share plus $.0108 per share for each quarter that such shares are outstanding.  The shares also have a $1.08 per share preference in involuntary liquidation of the Company. At December 31, 2016 and 2015, outstanding Series S preferred stock totaled 926,000 shares. Cumulative dividends in arrears at December 31, 2016 and 2015 amounted to $165,000 and $135,000 respectively.

Series S-NR Preferred Stock

On September 13, 1993, the Company issued 900,000 shares of its $.01 par value Series S-NR Voting, Non-Convertible, Non-Redeemable, Preferred Stock to Serco International Limited (a wholly-owned subsidiary of Austroinvest International, Inc.), in exchange for proceeds of $999,000. The Company is required to pay quarterly, non-cumulative dividends of three percent per annum on these shares. Upon involuntary liquidation of the Company, the liquidation preference of each share is $1.11. At December 31, 2016 and 2015, outstanding Series S-NR preferred stock totaled 900,000 shares.

Series S-PIK Preferred Stock

In March 1994, the Company offered, pursuant to Regulation S, one million units at $5.50 per unit, each unit consisting of one share of the Company’s $.001 par value common stock and two shares of the Company’s Series S-PIK Junior, cumulative, convertible, non-redeemable, non-voting $.01 par value preferred stock. Each share of Series S-PIK preferred stock is convertible into one share of the Company’s common voting stock at any time after February 15, 1995. No shares were converted during 2015 and 2014. The Series S-PIK preferred stock ranks junior to the Series S and Series S-NR preferred shares as to the distribution of assets upon liquidation, dissolution, or winding up of the Company. Upon liquidation of the Company, the S-PIK preferred stock will have a liquidation preference of $2.00 per share. A cumulative quarterly dividend of $0.04 per share is payable on Series S-PIK preferred stock. At December 31, 2016 and 2015, outstanding Series S-PIK preferred stock totaled 260,000 shares. Cumulative dividends in arrears at December 31, 2016 and 2015 amounted to $228,800 and $187,200 respectively.

Payment of Preferred Dividends

The Company did not pay any dividends due on its preferred stock in 2016 or 2015.

Note 10.  Employee Stock Ownership Plan

The Company’s employee stock ownership plan (ESOP) is intended to be a qualified retirement plan and an employee stock ownership plan. All employees having one year of service are eligible to participate in the ESOP. The ESOP is funded by two 8% promissory notes issued by the Company. The shares of common stock are pledged to the Company as security for the loans.  The promissory notes are payable from the proceeds of annual contributions made by the Company to the ESOP. In the event that the Company elects not to make a Plan contribution in any given year, the corresponding shares applicable to that year are released from the Trust to the Company in consideration of that years’ note payment. In January 2001, the Plan and accompanying promissory notes were amended to conform to the Company’s current employment structure, by extending the note repayment terms through 2044.

Assuming a Plan contribution is made, shares are allocated to the participants’ accounts in relation to repayments of the loans from the Company. At December 31, 2016, a total of 2,227,280 shares with a fair market value of $133,637 were unearned. At December 31, 2015, a total of 2,306,825 shares with a fair market value of $346,024 were unearned.

In 2011, the Company decided to temporarily suspend contributions to the Plan. Therefore the Trust was unable to make its annual loan payment to the company and a loan default occurred. In accordance with the Pledge Agreement between the Company and the Trust, the shares attached to the loan payments subsequent to the 2010 contribution reverted back to the Company as treasury shares. In 2016, 79,545 shares, with a market value of $4,773, reverted back to the Company treasury. In 2015, 79,545 shares with a market value of $11,932 reverted back to the Company treasury.

Note 11.  Income Taxes

At December 31, 2016, the Company had net operating loss carryforwards for income taxes of approximately $14 million, which expire during various periods through 2036. Realization of deferred income taxes as of December 31, 2016 and 2015 is not considered likely. Therefore, by applying a federal statutory rate of 35% to the carryforward amounts, a valuation allowance of approximately $4.8 million and $4.6 million has been established for the entire amount of deferred tax assets relative to the net operating loss at December 31, 2016 and 2015, respectively, resulting in an effective tax rate of 0% and no deferred tax asset recognition. The valuation allowance increased by approximately $200,000 in 2016 and $200,000 in 2015.

Note 12.  Commitments and Contingencies

Leases

Effective September 1, 2011, the Company entered into a month-to-month lease with the President and CEO of the Company for office space in a building owned by the President and CEO in Alexandria, Virginia. The lease calls for monthly base rent in the amount of $4,534 or $54,408 per annum and payment of associated costs of insurance, real estate taxes, expenses and utilities.

Base rent and associated rental expenses totaled $67,151 in 2016 and $67,391 in 2015.

The Company is not liable for future minimum lease payments.

Management Agreement

On June 19, 1993, two subsidiaries of Diamondhead Casino Corporation, Casino World Inc. and Mississippi Gaming Corporation, entered into a Management Agreement with Casinos Austria Maritime Corporation (CAMC). Subject to certain conditions, under the Management Agreement, CAMC would operate, on an exclusive basis, all of the Company’s proposed dockside gaming casinos in the State of Mississippi, including any operation fifty percent (50%) or more of which is owned by the Company or its affiliates. Unless terminated earlier pursuant to the provisions of the Agreement, the Agreement terminates five years from the first day of actual Mississippi gaming operations and provides for the payment of an annual operational term management fee of 1.2% of all gross gaming revenues between zero and $100,000,000; plus 0.75% of gross gaming revenue between $100,000,000 and $140,000,000; plus 0.5% of gross gaming revenue above $140,000,000; plus two percent of the net gaming revenue between zero and $25,000,000; plus three percent of the net gaming revenue above twenty-five million dollars $25,000,000. Management of the Company believes this Agreement is no longer in effect.  However, there can be no assurance that CAMC will not attempt to maintain otherwise which would lead to litigation.

Other

The Company’s obligations under the Collateralized Convertible Senior Debentures are secured by a lien on the Company’s Mississippi property (the “Investors Lien”).  On March 31, 2014, the Company issued $1 million of First Tranche Collateralized Convertible Senior Debentures and on December 31, 2014 the Company issued $850,000 of Second Tranche Collateralized Convertible Senior Debentures. Thus, liens were placed on the Property in favor of the Investors for $1,850,000. The Investors Lien is in pari passu with a lien placed on the Property in favor of the President of the Company, the Vice President of the Company, and certain directors of the Company, for past due wages, compensation, and expenses owed to them in the maximum aggregate amount of $2,000,000 (the “Executives Lien”). The CEO will serve as Lien Agent for the Executives Lien.

The Company has filed a second lien in the maximum amount of $250,000 on the Diamondhead property to secure the notes payable totaling $137,500 and accrued interest incurred. Details of these notes as more fully described in Note 6, above.

The Company is currently delinquent in filing those documents and forms required to be filed in connection with its Employee Stock Ownership Plan (“ESOP”) for the year ended December 31, 2015. The Company did not have the funds to pay professionals to prepare, audit and file these documents and forms when due.  Although these required filings normally do not result in any tax due to an agency of the government, the Company could be subject to significant penalties for failure to file these forms when due. Penalties are assessed by the Department of Labor on a per diem basis from the original due dates for the required informational filings until the filings are actually made. The Company has accrued $7,650 on the current delinquent filings. The Company intends to bring its ESOP-required filings current and when current, will attempt to enroll in a voluntary compliance program with the Department of Labor with respect to any penalties or fines incurred. However, there can be no assurance the Company will be able to enroll in any such program or obtain a reduction of the fines and penalties that may be due.

Note 13.  Pending and Threatened Litigation

College Health & Investment, L.P. v. Diamondhead Casino Corporation (Delaware Superior Court)(C.A. No. N15C-01-119-WCC)

On January 15, 2015, the plaintiff, a beneficial owner of in excess of 5% of the common stock of the Company, filed suit for breach of a Promissory Note issued March 25, 2010, in the principle amount of $150,000, with interest payable at 12% per annum, with a maturity date of March 25, 2012. Plaintiff seeks payment of principle of $150,000, interest due through December 31, 2014 in the amount of $45,000, and interest due of 12% per annum from December 31, 2014 until entry of judgment. The Note, as well as the accrued interest thereon, are shown as current liabilities on the Company’s balance sheet at December 31, 2015. On January 22, 2015, the defendant forwarded a Notice of Conversion to plaintiff, exercising the Borrower's right to convert the principal and any interest due on the Note into common stock. On February 11, 2015, the Company moved to dismiss the complaint as moot. The plaintiff filed an opposition to the motion to dismiss alleging that the Note was convertible only prior to its maturity date. On July 2, 2015, the Court agreed with the Plaintiff and denied the Company's motion to dismiss. On July 16, 2015, the Company filed an Answer and Grounds of Defense. On August 18, 2015, the Company filed a Suggestion of Bankruptcy and Automatic Stay. The matter was stayed due to the below-referenced bankruptcy action (Case No. 15-11647) which has now concluded. No further activity has occurred in this case.

College Health & Investment, L.P. v. Diamondhead Casino Corporation (In the Court of Chancery of the State of Delaware (C.A. No. 10663-CB)

On February 13, 2015, the plaintiff, a beneficial owner of in excess of 5% of the common stock of the Company, filed a Verified Complaint Pursuant to 8 Del.C.§211(c), with a Verification signed by the plaintiff's General Partner, Samuel I. Burstyn, seeking an order compelling the Company to hold an annual meeting. The Company agreed to entry of an Order setting  a new date for an annual meeting of June 8, 2015, a Record Date of April 24, 2015, and to clarify that there is no advance notice requirement for the submission of stockholder proposals at the Company's annual stockholders' meetings. The plaintiff sought costs and expenses, including attorneys' fees. On or about July 7, 2015, the Plaintiff filed a Motion for an Award of Attorneys' Fees and Reimbursement of Expenses in the total amount of $150,000 for both this case and the following case.  The Company filed an opposition to this motion. On August 18, 2015, the Company filed a Suggestion of Bankruptcy and Automatic Stay. The matter was stayed due to the below-referenced bankruptcy action (Case No. 15-11647) which has now concluded. No further activity has occurred in this case.

College Health & Investment, L.P. v. Edson R. Arneault, Deborah A. Vitale, Gregory A. Harrison, Martin Blount and Benjamin Harrell(In the Court of Chancery of the State of Delaware)(C.A. No. 10793-CB)

On March 14, 2015, the plaintiff, a beneficial owner in excess of 5% of the common stock of the Company, filed a Verified Complaint, with a Verification signed by the plaintiff's General Partner, Samuel I. Burstyn. In Count I, the plaintiff alleges that the defendants breached their fiduciary duty of disclosure. In Count II, the plaintiff alleges that defendants breached their fiduciary duties of loyalty and care. The plaintiff sought injunctive relief, but no monetary damages other than attorney’s fees. The defendants believe that plaintiff's claims are without merit and intend to vigorously defend this lawsuit.  In addition, on or about July 30, 2015, the defendant directors filed Defendants' Answer and Verified Counterclaims for defamation, breach of fiduciary duty and aiding and abetting a breach of fiduciary duty. On August 19, 2015, the plaintiff filed a Motion to Dismiss the Counterclaims. As noted above, on or about July 7, 2015, the Plaintiff filed a Motion for an Award of Attorneys' Fees and Reimbursement of Expenses in the total amount of $150,000 in this case and the above-referenced case.  On or about August 26, 2015, the defendants filed an Opposition to Plaintiff's Motion for an Award of Fees and Reimbursement of Expenses.  On September 25, 2015, the parties entered into a Stipulation and [Proposed] Order Staying Litigation pending the below-referenced bankruptcy action (Case No. 15-11647) which has now concluded. No further activity has occurred in this case.

In re Diamondhead Casino Corporation (United States Bankruptcy Court)(District of Delaware)(Case No. 15-11647-LSS)

On August 6, 2015, an Involuntary Petition was filed in the United States Bankruptcy Court by three promissory note holders under title 11, United States Code, requesting an order for relief under chapter 7 of the Bankruptcy Code. The three creditors listed combined claims of $150,000 in principal, plus interest due on certain promissory notes. On August 28, 2015, the Company filed a Motion to Dismiss the Involuntary Petition or, in the Alternative, to Convert the Case to Chapter 11 (the "Motion to Dismiss"). The Company maintained that the Petition was filed in bad faith by supporters of the dissident slate which lost the proxy contest that was decided by the stockholders on June 8, 2015 and that it was filed in retaliation for the Company's refusal, following the stockholders' vote, to place several of the losing dissident's nominees on the Board of Directors. On September 11, 15 and 17, 2015, three additional promissory note holders filed Joinders to the Involuntary Petition listing additional combined claims of $237,500 plus interest. The Company does not recognize one of the joining petitioners as a bona fide creditor of the Company.  On September 17, 2015, the six Petitioners, who were represented by the same attorneys, filed an Objection to the Company's Motion to Dismiss. On September 18, 2015, the six Petitioners filed an Emergency Motion for Entry of an Order Directing the Appointment of (I) an Interim Chapter 7 Trustee, or (II) alternatively, a Chapter 11 Trustee Should the Involuntary Case be converted (the "Emergency Motion").  The Court held an evidentiary hearing on the Emergency Motion in October 2015. On November 13, 2015, the Court denied the Petitioners' Emergency Motion as it related to the request for an interim Chapter 7 trustee. On January 15, 2016, the Court held an evidentiary hearing on the Company's Motion to Dismiss the Involuntary Petitions. The parties filed briefs in support of and in opposition to the motion.

On June 7, 2016, the Court entered an Order granting the Company's Motion to Dismiss the Involuntary Petitions. In its accompanying Opinion, the Court found, in part, that based on the totality of the circumstances, the Creditors' primary concern in filing the involuntary petition was to effect a change in management to benefit their investments as stockholders, which was not a proper purpose for filing an involuntary bankruptcy petition. On June 30, 2016, the Company filed a Motion for an Award of Fees and Expenses and Punitive Damages. On August 11, 2016, the Petitioning Creditors filed an Opposition to the Company's Motion for an Award of Fees and Expenses and Punitive Damages. On August 31, 2016, the Court entered an Order awarding judgment to the Company for attorneys’ fees and expenses against the Petitioners, jointly and severally, in the amount of $54,886. On September 1, 2016, the Court filed an Amended Order in which it further stated that the amounts awarded were not subject to any setoff against amounts owed by the Company to the Petitioners. The Company has filed a collection action against the Petitioners to collect the attorneys' fees and expenses incurred in defending this action.

Edson R. Arneault, Kathleen Devlin and James Devlin, J. Steven Emerson, Emerson Partners, J. Steven Emerson Roth IRA, Steven Rothstein, and Barry Stark and Irene Stark v. Diamondhead Casino Corporation (In the United States District Court for the District of Delaware (C.A. No. 1:16-cv-00989-UNA)

On October 25, 2016, the above-named Debenture holders filed a Complaint against the Company in the United States District Court for the District of Delaware for monies due and owing pursuant to certain Collateralized Convertible Senior Debentures issued on March 31, 2014 and December 31, 2014. The plaintiffs are seeking $1.4 million, plus interest from January 1, 2015, together with costs and fees.  The Company was served with the Complaint on October 31, 2016. On November 21, 2016, the Company filed a motion to dismiss for lack of subject matter jurisdiction due to failure to plead diversity. On February 21, 2017, the plaintiffs filed a motion for leave to amend their complaint based upon declarations of citizenship previously filed with the court.

Note 14. Subsequent Event

On February 2, 2017, the Company borrowed $25,000 from an unrelated third party. The Company expects to enter into a formal note for these funds however, the terms of the note have not been finalized. The Note is expected to carry an annual interest rate of approximately 12.5% with a projected due date of December 31, 2017. The President of the Company has agreed to personally secure the note with an assignment of proceeds due to her under the first lien on the Diamondhead property.